Exhibit 3.1

CERTIFICATE OF AMENDMENT	State of Delaware Secretary of State Division of Corporations Delivered 01:22 PM 06/10/2016 FILED 01:22 PM 06/10/2016 SR 20164405495 - File Number 2204086

OF

RESTATED CERTIFICATE OF INCORPORATION OF

ATLANTIC TELE-NETWORK, INC.

Atlantic Tele-Network, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Atlantic Tele-Network, Inc. (the “Corporation”) duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors declares it is advisable to amend ARTICLE ONE of the Corporation’s Restated Certificate of Incorporation as follows:

ARTICLE ONE

Name

The name of the Corporation is ATN International, Inc.

SECOND: This Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation shall be effective as of 8 a.m. EST on June 21, 2016.

THIRD: This Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 10th day of June, 2016.

ATLANTIC TELE-NETWORK, INC.

By:	/s/Justin D. Benincasa
Name: Justin D. Benincasa
Title: Chief Financial Officer